Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces Fourth Quarter and Full Year 2019 Results

Delivered strong operating results and cash flow generation; Improved B2B platform for profitable growth; Strengthened balance sheet and returned capital to shareholders

Provides 2020 guidance

Full Year 2019 Highlights

•	Total Reported Sales of $10.6 Billion, down 3% from Prior Year
•	Operating Income of $191 Million and Net Income from Continuing Operations of $99 Million
•	Adjusted Operating Income of $367 Million, up 2% YOY; Adjusted EBITDA of $590 Million, up 4% YOY
•	Operating Cash Flow of $366 Million and Adjusted Free Cash Flow of $310 Million

Fourth Quarter 2019 Highlights

•	Total Reported Sales of $2.5 Billion, down 6% from Prior Year Period
•	Operating Income of $74 Million and Net Income from Continuing Operations of $55 Million
•	Adjusted Operating Income of $92 Million, up 10% YOY; Adjusted EBITDA of $156 Million, up 13% YOY
•	Operating Cash Flow of $152 Million and Adjusted Free Cash Flow of $135 Million
•	EPS of $0.10, up $0.12 from Prior Year Period; Adjusted EPS of $0.12, up $0.03 from Prior Year Period

Boca Raton, Fla., February 26, 2020 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading provider of business services and supplies, products and technology solutions through an integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians, announced results for the fourth quarter and full year ended December 28, 2019.

Consolidated (in millions, except per share amounts)	4Q19	4Q18	FY19	FY18
Selected GAAP measures:
Sales	$2,508	$2,670	$10,647	$11,015
Sales change from prior year period	(6)%		(3)%
Operating income	$74	$24	$191	$254
Operating income margin	3.0%	0.9%	1.8%	2.3%
Net income (loss) from continuing operations	$55	$(14)	$99	$99
Diluted earnings (loss) per share from continuing operations	$0.10	$(0.02)	$0.18	$0.18
Operating Cash Flow (1)	$152	$61	$366	$616
Selected Non-GAAP measures: (2)
Adjusted EBITDA	$156	$138	$590	$567
Adjusted operating income	$92	$84	$367	$360
Adjusted operating income margin	3.7%	3.1%	3.4%	3.3%
Adjusted net income from continuing operations	$68	$52	$228	$199
Adjusted earnings per share from continuing operations (most dilutive)	$0.12	$0.09	$0.41	$0.35
Free Cash Flow (1) (3)	$125	$(5)	$216	$429
Adjusted Free Cash Flow (4)	$135	$(5)	$310	$429

(1)	Both Operating Cash Flow and Free Cash Flow are from continuing operations.
(2)

Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(3)

As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures. Free Cash Flow is a non-GAAP measure and reconciliations from GAAP financial measures can be found in this release.

(4)

As used throughout this release, Adjusted Free Cash Flow excludes the Federal Trade Commission cash settlement of $25 million in year-to-date 2019 and cash charges associated with the Company’s Business Acceleration Program of $10 million and $69 million in the fourth quarter and year-to-date 2019, respectively.

“We made tremendous progress throughout the year on our transformation, achieving our operational and free cash flow objectives, strengthening our balance sheet, and improving our foundation for profitable growth,” said Gerry Smith, chief executive officer of Office Depot. “Our Business Acceleration Program continued to exceed expectations, streamlining our operations and positioning us to invest in additional growth opportunities in the coming year. Profit margins were up in all three divisions in the quarter, driving a 10% increase in adjusted operating income in the fourth quarter, and a 2% increase for the year. As a B2B-focused company, we strengthened our platform and built a more robust pipeline for profitable growth in our Business Solutions and CompuCom divisions. Although some of these actions have had an adverse near term impact on top-line growth, they will significantly improve our competitive position for the future.”

“We remained focused on creating value by returning cash to shareholders and optimizing our balance sheet. As we move forward in 2020, we are investing in growth and remain excited about the opportunities to continue our transformation, grow our B2B businesses, expand our product and service offerings, and drive value for all of our stakeholders,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2019 were $2.5 billion, a decrease of 6% compared to the fourth quarter of 2018. The decrease in revenue over the same period last year was primarily the result of lower sales in the Retail Division, driven by lower same store sales and fewer retail stores, combined with lower sales in the CompuCom Division and Business Solutions Division (BSD). Product sales in the fourth quarter were down 6% relative to the prior year period. Service revenue was down 6% in the quarter related to lower comparable sales at CompuCom, partially mitigated by a 14% year-over-year increase in service revenue in the BSD Division. On a consolidated basis, service revenue represented approximately 16% of total Company sales in the fourth quarter of 2019.

Sales Breakdown (in millions)	4Q19	4Q18	FY19	FY18
Product sales	$2,113	$2,250	$9,034	$9,322
Product sales change from prior year	(6)%		(3)%
Service revenues	$395	$420	$1,613	$1,693
Service revenues change from prior year	(6)%		(5)%
Total sales	$2,508	$2,670	$10,647	$11,015

Office Depot reported operating income of $74 million in the fourth quarter of 2019, compared to $24 million in the prior year period. Operating income included approximately $11 million in merger and restructuring costs, $3 million of which is associated with charges related to the Business Acceleration Program (BAP) recognized in the quarter. Office Depot also recognized asset impairment charges of $6 million in the fourth quarter of 2019, $5 million of which related to impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, with the remainder primarily relating to impairment of fixed assets. These impacts were offset by improved operating results in the quarter versus the prior year period, as the Company delivered improved margin performance across all of its divisions. Net income from continuing operations was $55 million, or $0.10 per diluted share in the fourth quarter of 2019, compared to a net loss from continuing operations of $14 million, or $0.02 per diluted share in the fourth quarter of 2018.

Total reported sales for the full year 2019 period were $10.6 billion, a decrease of 3% over the same period last year, primarily as a result of lower sales in the Retail Division, driven by lower same store sales combined with fewer retail stores, and lower sales in the CompuCom Division. Product sales for the year were down 3% from the prior year. Service revenue was down 5% year over year, due to lower revenue in the CompuCom Division, partially offset by increases in service revenue in the BSD and Retail Divisions of 8% and 6%, respectively. Office Depot reported full year 2019 operating income of $191 million, compared to $254 million in 2018. Primary drivers of the comparable reduction are a $44 million increase in merger and restructuring costs largely associated with BAP-related charges and a $49 million increase in asset impairment charges, $46 million of which related to impairment of operating lease ROU assets. The drivers were partially offset by a $25 million reduction in legal expense accruals as compared to 2018. Net income from continuing operations in 2019 was $99 million, or $0.18 per diluted share, flat with net income from continuing operations of $99 million, or $0.18 per diluted share, in 2018.

Adjusted (non-GAAP) Results (5)

Adjusted results for the fourth quarter of 2019 exclude charges and credits totaling $18 million, primarily comprised of $6 million largely in BAP-related charges, $6 million in asset impairments, and $5 million in merger, acquisition and integration-related expenses, and the tax impacts associated with these items.

•

Fourth quarter 2019 adjusted EBITDA was $156 million compared to $138 million in the prior year period. This included adjusted depreciation and amortization(6) of $50 million in the fourth quarters of both 2019 and 2018, respectively.

•

Fourth quarter 2019 adjusted operating income was $92 million compared to adjusted operating income of $84 million in the fourth quarter of 2018. The primary driver of this improved performance was stronger operating results in all three divisions driven by BAP-related cost efficiency efforts.

•

Fourth quarter 2019 adjusted net income from continuing operations was $68 million, or $0.12 per diluted share, compared to an adjusted net income from continuing operations of $52 million, or $0.09 per diluted share, in the fourth quarter of 2018. Reduced interest expense and fewer outstanding shares contributed to this performance.

Full year 2019 adjusted operating income was $367 million compared to $360 million in 2018. Full year adjusted EBITDA was $590 million, up 4% versus 2018. Adjusted net income from continuing operations in 2019 was $228 million, or $0.41 per diluted share, compared to $199 million, or $0.35 per diluted share, in 2018. The year-over-year comparable performance included the impact of retail store closures in year-to-date 2019, largely offset by stronger operating performance in the BSD and the Retail Divisions.

(5) Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(6) Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

Fourth Quarter Division Results

Business Solutions Division

BSD reported sales were $1.3 billion in the fourth quarter of 2019, down 3% compared to the fourth quarter of 2018. Full year 2019 reported sales were $5.3 billion, flat compared to 2018 results. The year-over-year comparable sales performance reflects the positive impact of customer acquisitions and growth in certain adjacency categories, primarily cleaning and breakroom supplies. Adjacency categories, which include cleaning and breakroom supplies, technology, furniture, and copy and print services, were 37% of total BSD revenue for the quarter. These positive sales drivers were offset by the Company’s targeted actions to reduce certain unprofitable sales activities to improve profitability and enhance its foundation to drive future growth. Product sales in the fourth quarter of 2019 decreased 4%, while service revenue increased 14% compared to the prior year period.

Business Solutions Division (in millions)	4Q19	4Q18	FY19	FY18
Sales	$1,257	$1,293	$5,279	$5,282
Sales change from prior year	(3)%		—%
Division operating income	$69	$54	$271	$243
Division operating income margin	5.5%	4.2%	5.1%	4.6%

BSD operating income was $69 million in the fourth quarter of 2019, compared to $54 million in the fourth quarter of 2018, an increase of 28% and an approximate 130-basis point margin improvement as a percentage of revenue. The increase in operating income versus last year was related to BAP cost efficiency initiatives, more efficient distribution costs, and other targeted actions to improve profitability.

Retail Division

The Retail Division reported sales were $1.0 billion in the fourth quarter of 2019, down 7% versus the prior year period. Planned closures of underperforming retail stores contributed to the reported decline with 54 fewer retail outlets at the end of the fourth quarter 2019 as compared to the prior year. Comparable store sales were down by 4% driven by lower store traffic, partially offset by higher conversion rates, higher sales per customer, and increased loyalty program membership. Product sales in the quarter declined 8% compared to the prior period, while service revenue was down 3% compared to the prior year period.

Retail Division (in millions)	4Q19	4Q18	FY19	FY18
Sales	$1,011	$1,090	$4,363	$4,641
Comparable store sales change from prior year	(4)%		(4)%
Division operating income	$34	$28	$194	$193
Division operating income margin	3.4%	2.6%	4.4%	4.2%

Retail Division operating income was $34 million in the fourth quarter of 2019, up 21% over the same period last year. As a percentage of sales, this performance reflects an approximate 80 basis points margin improvement. The increase in operating income versus the prior year was largely related to lower SG&A from cost savings initiatives, improved gross margin, improvements in distribution and inventory management costs, and lower operating lease costs recognized as a result of the new lease accounting standard. The Retail Division’s operating income results also include the impact of investments in additional service delivery capabilities, sales training, and other customer-oriented initiatives.

During the fourth quarter of 2019, the Company closed 10 stores and ended the quarter with a total of 1,307 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $237 million in the fourth quarter of 2019, down 16% compared to the fourth quarter of 2018. The year-over-year decrease is due in part to lower product sales in the quarter and lower services volume, as well as targeted actions to reduce certain unprofitable sales activities to improve profitability.

CompuCom Division (in millions)	4Q19	4Q18	FY19	FY18
Sales	$237	$283	$994	$1,086
Sales change from prior year	(16)%		(8)%
Division operating income (loss)	$9	$5	$(2)	$17
Division operating income (loss) margin	3.8%	1.8%	(0.2)%	1.6%

CompuCom Division operating income was $9 million in the fourth quarter of 2019, up 80% compared to $5 million in operating income in the fourth quarter of 2018, and a sequential improvement of approximately $6 million relative to the third quarter of 2019. BAP cost efficiency measures and other cost reduction efforts helped to drive the year-over-year increase. Under its new leadership, CompuCom has refined its strategy to pursue higher growth and improve margins by refocusing efforts on its core strengths aligned with customer needs. The Company continues to take actions to improve future operating performance, including increased use of automation and technology to improve service efficiency, simplifying operational structures to improve service velocity, and aligning sales efforts to better serve customers and accelerate cross-selling opportunities.

“CompuCom’s success is a key component of our transformation and we are very encouraged by the early signs of progress,” said Gerry Smith. “We’ve improved profitability and are gaining traction as evidenced by new customer wins in the quarter. CompuCom’s refocused strategy of connecting people, technology, and the edge, places greater emphasis on its core offerings and expands its value proposition. Although we have much more work to accomplish, CompuCom is on the right path to capture profitable growth in the expanding digital workforce arena,” he added.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses were $19 million in the fourth quarter of 2019 compared to $3 million in the fourth quarter of 2018. The year-over-year comparison reflects higher incentive expenses, partially offset by savings associated with BAP cost efficiency initiatives.

The Company’s “Other” segment, which contains the global sourcing and trading operations in the Asia/Pacific region and the elimination of intersegment revenues, had no material contribution to sales or operating income in the fourth quarter of 2019.

Balance Sheet and Cash Flow

As of December 28, 2019, Office Depot had total available liquidity of approximately $1.6 billion, consisting of $698 million in cash and cash equivalents and $920 million of available credit under the Amended and Restated Credit Agreement. Total debt was $681 million, excluding $735 million of non-recourse debt which is supported by the associated Timber notes receivable.

Subsequent to the quarter, on January 29, 2020, the Company received a net cash payment of $82.5 million, plus approximately $5 million in accrued interest income, upon the maturity of the $735 million of non-recourse debt and the associated $817.5 million Timber note receivable. Taxes on the transaction are expected to be negligible based on the utilization of existing tax assets. The positive effect of the maturity, including the elimination of the non-recourse debt and Timber note receivable, along with the net cash inflow to the Company, are not reflected in the year-end financial results.

For the fourth quarter of 2019, cash provided by operating activities of continuing operations was $152 million, which included $4 million in acquisition and integration-related costs and $11 million in restructuring costs, compared to $61 million in the fourth quarter of the prior year.

Capital expenditures in the quarter were $27 million versus $66 million in the prior year, reflecting lower investment in retail operations, while continuing growth investments in the Company’s service platform, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Business Acceleration Program in the quarter were $10 million. Accordingly, Adjusted Free Cash Flow from continuing operations was $135 million in the fourth quarter of 2019. The Company also invested approximately $2 million in the quarter to expand its BSD distribution network and its business customer base through acquisitions.

During the fourth quarter of 2019, the Company paid a quarterly cash dividend of $0.025 per share on December 13, 2019 for approximately $14 million and made a $19 million scheduled debt repayment on the 2022 term loan.

In addition, Office Depot repurchased approximately 11 million shares at a total cost of $29 million in the fourth quarter of 2019.

2020 Guidance (7)

“We made significant progress in 2019 and our team is committed to unlocking the value of our asset base and building upon our B2B platform for the benefit of all of our stakeholders. In the year ahead, we are investing to drive profitable top-line growth in our BSD and CompuCom divisions, expanding our product and services offerings, and continuing to rationalize our retail footprint,” said Smith. The Company is issuing the following guidance for full year 2020.

FY 2020 Guidance
Sales	~$10.5 billion
Adjusted EBITDA	~$550 million
Adjusted Operating Income	~$350 million
Free Cash Flow(1)(3)(8)	~$300 million

Underlying assumptions include:
Net interest expense	~$60 million
Non-GAAP effective tax rate	~30%
Capital expenditures	Up to $150 million
Cash tax rate	~10%

This guidance considers additional growth investments, improving sales trends in its BSD and CompuCom Divisions, planned retail store closures, a stable global sourcing environment, and continued execution of the Company’s Business Acceleration Program.

The Company also anticipates completing its previously announced feasibility review of a potential holding company reorganization by the end of the first quarter 2020.

(7)

The Company’s outlook for 2020 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted EBITDA, adjusted operating income, and free cash flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

(8)	Excludes cash charges associated with the Company’s Business Acceleration Program.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2020 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate Office Depot from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on Office Depot’s sales and pricing; the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will not result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that Office Depot is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that Office Depot is unable to execute the Business Acceleration Program successfully or that such program will not result in the benefits anticipated; failure to effectively manage Office Depot real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Office Depot reputation and brand at a high level; disruptions in Office Depot computer systems, including delivery of technology services; breach of Office Depot information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility and term loan; a downgrade in Office Depot credit ratings or a general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of Office Depot business; changes in tax laws in jurisdictions where Office Depot operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in Office Depot common stock price; changes in or the elimination of the payment of cash dividends on Office Depot common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; and catastrophic events, including the impact of weather events on Office Depot’s business; and the discouragement of lawsuits by shareholders against Office Depot and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by Office Depot as the sole and exclusive forum for such lawsuits. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
	(Unaudited)
Sales:
Products	$2,113	$2,250	$9,034	$9,322
Services	395	420	1,613	1,693
Total sales	2,508	2,670	10,647	11,015
Cost of goods sold and occupancy costs:
Products	1,676	1,779	7,088	7,313
Services	261	289	1,095	1,151
Total cost of goods sold and occupancy costs	1,937	2,068	8,183	8,464
Gross profit	571	602	2,464	2,551
Selling, general and administrative expenses	480	519	2,101	2,193
Asset impairments	6	7	56	7
Merger and restructuring expenses, net	11	27	116	72
Legal expense accrual	—	25	—	25
Operating income	74	24	191	254
Other income (expense):
Interest income	6	6	23	25
Interest expense	(21)	(30)	(89)	(121)
Loss on modification of debt	—	(15)	—	(15)
Other income, net	14	4	21	15
Income (loss) from continuing operations before income taxes	73	(11)	146	158
Income tax expense	18	3	47	59
Net income (loss) from continuing operations	55	(14)	99	99
Discontinued operations, net of tax	—	—	—	5
Net income (loss)	$55	$(14)	$99	$104
Basic earnings (loss) per common share
Continuing operations	$0.10	$(0.02)	$0.18	$0.18
Discontinued operations	—	—	—	0.01
Net basic earnings (loss) per common share	$0.10	$(0.02)	$0.18	$0.19
Diluted earnings (loss) per common share
Continuing operations	$0.10	$(0.02)	$0.18	$0.18
Discontinued operations	—	—	—	0.01
Net diluted earnings (loss) per common share	$0.10	$(0.02)	$0.18	$0.19

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 28,	December 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$698	$658
Receivables, net	823	885
Inventories	1,032	1,065
Prepaid expenses and other current assets	75	75
Timber notes receivable, current maturities	819	—
Total current assets	3,447	2,683
Property and equipment, net	679	763
Operating lease right-of-use assets	1,413	—
Goodwill	944	914
Other intangible assets, net	388	422
Timber notes receivable	—	842
Deferred income taxes	183	284
Other assets	257	258
Total assets	$7,311	$6,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,026	$1,110
Accrued expenses and other current liabilities	1,219	978
Income taxes payable	8	2
Short-term borrowings and current maturities of long-term debt	106	95
Non-recourse debt, current maturities	735	—
Total current liabilities	3,094	2,185
Deferred income taxes and other long-term liabilities	176	300
Pension and postretirement obligations, net	85	111
Long-term debt, net of current maturities	575	690
Operating lease liabilities	1,208	—
Non-recourse debt	—	754
Total liabilities	5,138	4,040
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 620,424,775 at December 28, 2019 and 614,170,704 at December 29, 2018; outstanding shares — 535,182,317 at December 28, 2019 and 543,833,428 at December 29, 2018	6	6
Additional paid-in capital	2,647	2,677
Accumulated other comprehensive loss	(66)	(99)
Accumulated deficit	(89)	(173)
Treasury stock, at cost — 85,242,458 shares at December 28, 2019 and 70,337,276 shares at December 29, 2018	(325)	(285)
Total stockholders’ equity	2,173	2,126
Total liabilities and stockholders’ equity	$7,311	$6,166

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	2019	2018
Cash flows from operating activities of continuing operations:
Net income	$99	$104
Income from discontinued operations, net of tax	—	5
Net income from continuing operations	99	99
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204	192
Amortization of debt discount and issuance costs	8	10
Charges for losses on receivables and inventories	26	37
Asset impairments	56	7
Gain on disposition of assets, net	(23)	(5)
Loss on extinguishment and modification of debt	—	15
Compensation expense for share-based payments	33	27
Deferred income taxes and deferred tax asset valuation allowances	100	40
Contingent consideration payments in excess of acquisition-date liability	(11)	—
Changes in assets and liabilities:
Decrease in receivables	63	43
Decrease (increase) in inventories	19	(2)
Net decrease in prepaid expenses, operating lease right-of-use assets, and other assets	321	4
Net increase (decrease) in trade accounts payable, accrued expenses, operating lease liabilities, and other current and other long-term liabilities	(532)	140
Other operating activities	3	9
Total adjustments	267	517
Net cash provided by operating activities of continuing operations	366	616
Cash flows from investing activities of continuing operations:
Capital expenditures	(150)	(187)
Businesses acquired, net of cash acquired	(22)	(81)
Proceeds from disposition of assets	50	15
Other investing activities	3	4
Net cash used in investing activities of continuing operations	(119)	(249)
Cash flows from financing activities of continuing operations:
Net payments on long and short-term borrowings	(98)	(97)
Cash used in extinguishment and modification of debt	—	(7)
Debt retirement	(735)	(194)
Debt issuance	736	—
Cash dividends on common stock	(55)	(55)
Share purchases for taxes, net of proceeds from employee share-based transactions	(9)	(3)
Repurchase of common stock for treasury	(40)	(39)
Contingent consideration payments up to amount of acquisition-date liability	(12)	—
Acquisition of non-controlling interest	—	(18)
Other financing activities	1	(1)
Net cash used in financing activities of continuing operations	(212)	(414)
Cash flows from discontinued operations:
Operating activities of discontinued operations	—	11
Investing activities of discontinued operations	—	66
Net cash provided by discontinued operations	—	77
Effect of exchange rate changes on cash and cash equivalents	5	(9)
Net increase in cash, cash equivalents and restricted cash	40	21
Cash, cash equivalents and restricted cash at beginning of period	660	639
Cash, cash equivalents and restricted cash at end of period — continuing operations	$700	$660
Supplemental information on operating, investing, and financing activities
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	$61	$93
Cash taxes refunded, net	$(43)	$(5)
Non-cash asset additions under finance leases	$27	$24

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

The Company’s outlook for 2020 includes adjusted EBITDA, adjusted operating income, and free cash flow. These measures exclude charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted without unreasonable effort. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide a reconciliation to an equivalent net income, operating income or operating cash flow outlook for 2020.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities of continuing operations less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network.

(In millions, except per share amounts)

Q4 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$480	19.1%	$1	$479	(9)	19.1%
Assets impairments	$6	0.2%	$6	$—		—%
Merger and restructuring expenses, net	$11	0.4%	$11	$—		—%
Operating income	$74	3.0%	$(18)	$92	(10)	3.7%
Income tax expense	$18	0.7%	$(4)	$22	(11)	0.9%
Net income from continuing operations	$55	2.2%	$(14)	$68	(12)	2.7%
Earnings per share continuing operations (most dilutive)	$0.10		$(0.02)	$0.12	(12)
Depreciation and amortization	$50	2.0%	$—	$50	(13)	2.0%

Q4 2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$519	19.4%	$1	$518	(9)	19.4%
Assets impairments	$7	0.3%	$7	$—		—%
Merger and restructuring expenses, net	$27	1.0%	$27	$—		—%
Legal expense accrual	$25	0.9%	$25	$—		—%
Operating income	$24	0.9%	$(60)	$84	(10)	3.1%
Loss on modification of debt	$(15)	(0.6)%	$(15)	$—		—%
Income tax expense	$3	0.1%	$(9)	$12	(11)	0.4%
Net income (loss) from continuing operations	$(14)	(0.5)%	$(66)	$52	(12)	1.9%
Earnings (loss) per share continuing operations (most dilutive)	$(0.02)		$(0.11)	$0.09	(12)
Depreciation and amortization	$50	1.9%	$—	$50	(13)	1.9%

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$2,101	19.7%	$3	$2,097	(9)	19.7%
Assets impairments	$56	0.5%	$56	$—		—%
Merger and restructuring expenses, net	$116	1.1%	$116	$—		—%
Legal expense accrual	$—	—%	$—	$—		—%
Operating income	$191	1.8%	$(175)	$367	(10)	3.4%
Income tax expense	$47	0.4%	$(46)	$93	(11)	0.9%
Net income from continuing operations	$99	0.9%	$(129)	$228	(12)	2.1%
Earnings per share continuing operations (most dilutive)	$0.18		$(0.23)	$0.41	(12)
Depreciation and amortization	$204	1.9%	$2	$202	(13)	1.9%

2018	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$2,193	19.9%	$2	$2,191	(9)	19.9%
Assets impairments	$7	0.1%	$7	$—		—%
Merger and restructuring expenses, net	$72	0.7%	$72	$—		—%
Legal expense accrual	$25	0.2%	$25	$—		—%
Operating income	$254	2.3%	$(106)	$360	(10)	3.3%
Loss on modification of debt	$(15)	(0.1)%	$(15)	$—		—%
Income tax expense	$59	0.5%	$(20)	$79	(11)	0.7%
Net income from continuing operations	$99	0.9%	$(101)	$199	(12)	1.8%
Earnings per share continuing operations (most dilutive)	$0.18		$(0.17)	$0.35	(12)
Depreciation and amortization	$192	1.7%	$—	$192	(13)	1.7%

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
Adjusted EBITDA:	2019	2018	2019	2018
Net income (loss)	$55	$(14)	$99	$104
Discontinued operations, net of tax	—	—	—	5
Net income (loss) from continuing operations	55	(14)	99	99
Income tax expense	18	3	47	59
Income (loss) from continuing operations before income taxes	73	(11)	146	158
Add (subtract)
Interest income	(6)	(6)	(23)	(25)
Interest expense	21	30	89	121
Adjusted depreciation and amortization (13)	50	50	202	192
Charges and credits, pretax (14)	18	75	175	121
Adjusted EBITDA	$156	$138	$590	$567

Amounts may not foot due to rounding

(9)

Adjusted selling, general and administrative expenses for fourth quarter and year-to-date 2019 exclude charges for executive transition costs of $1 and $3 million, respectively. Adjusted selling, general and administrative expenses for the fourth quarter and year-to-date 2018 exclude charges for executive transition costs of $1 million and $2 million, respectively.

(10)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(11)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(12)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(13)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(14)	Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), and executive transition costs (if any).

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
Free cash flow	2019	2018	2019	2018
Net cash provided by operating activities of continuing operations	$152	$61	$366	$616
Capital expenditures	(27)	(66)	(150)	(187)
Free cash flow (15)	$125	$(5)	$216	$429

Amounts may not foot due to rounding

(15)

Free Cash Flow includes the impact of the Federal Trade Commission cash settlement of $25 million in year-to-date 2019 and cash charges associated with the Company’s Business Acceleration Program of $10 million and $69 million in the fourth quarter and year-to-date 2019, respectively. Accordingly, excluding these items, Adjusted Free Cash Flow from continuing operations was $135 million and $310 million in the fourth quarter and year-to-date 2019, respectively.

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q4	Q4	Full Year
	2018	2019	2019
Retail Division:
Stores opened	2	—	—
Stores closed	13	10	54
Total retail stores (U.S.)	1,361	1,307	—
Total square footage (in millions)	30.3	29.1	—
Average square footage per store (in thousands)	22.3	22.3	—